SAMSON OIL & GAS LODGES MARCH 2014 QUARTERLY REPORT AND APPENDIX 5B

Denver April 29th, 2014, Perth April 30h, 2014

Samson Oil & Gas Limited (ASX: SSN, NYSE AMEX: SSN) advises that it has filed its Quarterly Report for the period ended March 31st, 2014 and Appendix 5B. The report is now available on the Company’s website:

www.samsonoilandgas.com

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,547 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 127.35 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.46 per ADS on March 17th, 2014 the Company has a current market capitalization of approximately US$61.3 million (the options have been valued at an exchange rate of 0.9054). Correspondingly, based on the ASX closing price of A$0.026 for ordinary shares and a closing price of A$0.013 for the 2017 options, on March 17th, 2014, the Company has a current market capitalization of approximately A$69.2 million.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in the presentation that is available on Samson’s website that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 20-F, a copy of which is available at .sec.gov/edgar/searchedgar/webusers.htm.